SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. )(1)


                                  CONNECT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    156684102
                                 --------------
                                 (CUSIP Number)

                                    Copy to:

Mr. Edward Grinacoff
21st Century Communications               Morrison Cohen Singer & Weinstein, LLP
  Partners, L.P.                          750 Lexington Avenue
767 Fifth Avenue, 45th Floor              New York, New York 10022
New York, New York 10153                  Telephone (212) 735-8600
Telephone (212) 754-8100


--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                November 27, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

-----------------
   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  - 1 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                21st Century Communications Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      147,143 shares                              1.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |       69,885 shares                              0.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      147,143 shares                              1.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |       69,885 shares                              0.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 2 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       21st Century Communications T-E Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       50,084 shares                              0.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      166,944 shares                              1.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       50,084 shares                              0.4%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      166,944 shares                              1.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 3 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       21st Century Communications Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |       19,801 shares                              0.2%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      197,227 shares                              1.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |       19,801 shares                              0.2%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      197,227 shares                              1.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 4 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Sandler Investment Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                  PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 5 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Sandler Capital Management
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 6 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       ARH Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 7 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       ALCR Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 8 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       MJDM Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 9 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Four JK Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Infomedia Associates, Ltd.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Harvey Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Andrew Sandler
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Michael Marocco
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       John Kornreich
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 32 -

CUSIP
No. 156684102                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                      0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      217,028 shares                              1.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                      0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      217,028 shares                              1.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            217,028 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                        1.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 18 of 32 -

         This statement, dated November 27, 1998, relates to the reporting persons' ownership of the Common Stock of Connect, Inc. (the "Issuer"). A statement on Schedule 13G, dated February 14, 1997, was previously filed.

ITEM 1.  SECURITY AND ISSUER.

                  (a)      Common Stock, $0.001 value per share ("Common
                           Stock"), CUSIP No. 156684102
                  (b)      Connect, Inc.
                           515 Ellis Street
`                          Mountain View, California 94643-2242

ITEM 2.  IDENTITY AND BACKGROUND

         1.(a) 21st Century Communications Partners, L.P., a limited partnership organized under laws of the State of Delaware ("21st Century").
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

                  SIP (as defined below) and Infomedia (as defined below) are the general partners of 21st Century, T-E (as defined below) and Foreign (as defined below). The limited partners of 21st Century, T-E and Foreign include certain other investors.

         2.(a) 21st Century Communications T-E Partners, L.P., a limited partnership organized under laws of the State of Delaware ("T-E").
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

         3.(a) 21st Century Communications Foreign Partners, L.P., a limited partnership organized under laws of the State of Delaware ("Foreign").
                  (b)      Address: One Capitol Plaza, 3rd Floor
                                    Shedden Road
                                    George Town, Grand Cayman Island
                                    British West Indies
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No




                                  - 19 of 32 -

         4.(a) Sandler Investment Partners, L.P., a limited partnership organized under laws of the State of New York ("SIP").
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

     `   SIP, 21st Century Management and Infomedia are the general partners of
Foreign. The limited partners of Foreign include certain other investors.

         5.(a) Sandler Capital Management, a registered investment advisor and a general partnership organized under the laws of the State of New York, ("SCM").
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No.
                  (e)      No.

         6.(a)    ARH Corp., a Delaware corporation.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

         ARH Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign (the "21st Century Funds").

         7.(a) ALCR Corp., a New York corporation.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

         ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

         8.(a) MJDM Corp., a New York corporation.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153


                                  - 20 of 32 -

                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

         MJDM Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

         9.(a) Four JK Corp., a Delaware corporation.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

         Four JK Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

         10.(a)   Infomedia Associates, Ltd., a New York corporation
                  ("Infomedia").
                  (b)      Address: 68 Wheatley Road
                                    Brookville, New York 11545
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No

         11.(a)   Harvey Sandler, is the sole shareholder of ARH Corp.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

         Harvey Sandler is the father of Andrew Sandler.

         12.(a)   Andrew Sandler is the sole shareholder of ALCR Corp.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

         Andrew Sandler is the son of Harvey Sandler.


                                  - 21 of 32 -

         13.(a)   Michael J. Marocco, is the sole shareholder of MJDM Corp.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

         14.(a)   John Kornreich, is the majority shareholder of Four JK Corp.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

         15.(a) Barry Rubenstein, a shareholder, officer and director of Infomedia, a general partner of the 21st Century Funds.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

         16.(a) Irwin Lieber, a shareholder, officer and director of Infomedia, a general partner of the 21st Century Funds.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

         17.(a) Barry Fingerhut, a shareholder, officer and director of Infomedia, a general partner of the 21st Century Funds.
                  (b)      Address: 767 Fifth Avenue, 45th Floor
                                    New York, NY 10153
                  (c)      Principal Occupation: Investments.
                  (d)      No
                  (e)      No
                  (f)      Citizenship: United States

                                  - 22 of 32 -

ITEM 3.  Source and Amount of Funds or Other Consideration.

                  The source of funds for the acquisition of the securities was the general working capital and other funds of 21st Century, T-E and Foreign.

                  The amount of funds used in acquiring the shares of Common Stock is set forth below:

                                                                Purchase
                                                                  Price
                                                            ------------------
       21st Century Communications Partners, L.P.              $2,996,722
       21st Century Communications T-E Partners, L.P           $1,019,888
       21st Century Communications Foreign Partners, L.P.        $403,340

ITEM 4.  Purpose of Transaction.

         Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs
(a) - (j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5.  Interest in Securities of the Issuer.

                  (a) The following list sets forth the aggregate number and percentage (based on 12,893,843 shares of Common Stock outstanding as of November 11, 1998 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of November 27, 1998:

                                         Shares of        Percentage of Shares
                                       Common Stock          of Common Stock
Name                                 Beneficially Owned     Beneficially Owned

21st Century Communications               217,028  (2)             1.7%
  Partners, L.P.
21st Century Communications T-E           217,028  (2)             1.7%
  Partners, L.P.

------------------
(2) Includes 147,143 shares of Common Stock held by 21st Century, 50,084 shares of Common Stock held by T-E and 19,801 shares of Common Stock held by Foreign. Each of 21st Century, T-E, Foreign, SIP, SCM, ARH Corp., ALCR Corp., MJDM Corp., Four JK Corp., Infomedia, Harvey Sandler, Andrew Sandler, Michael Marocco, John Kornreich, Barry Rubenstein, Irwin Lieber and Barry Fingerhut disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.


                                  - 23 of 32 -

21st Century Communications Foreign       217,028  (2)             1.7%
  Partners, L.P.
Sandler Investment Partners, L.P.         217,028  (2)             1.7%
Sandler Capital Management                217,028  (2)             1.7%
Infomedia Associates, Ltd.                217,028  (2)             1.7%
ARH Corp.                                 217,028  (2)             1.7%
ALCR Corp.                                217,028  (2)             1.7%
MJDM Corp.                                217,028  (2)             1.7%
Four JK Corp.                             217,028  (2)             1.7%
Harvey Sandler                            217,028  (2)             1.7%
Andrew Sandler                            217,028  (2)             1.7%
Michael Marocco                           217,028  (2)             1.7%
John Kornreich                            217,028  (2)             1.7%
Barry Rubenstein                          217,028  (2)             1.7%
Irwin Lieber                              217,028  (2)             1.7%
Barry Fingerhut                           217,028  (2)             1.7%
--------------------

     21st Century has sole power to vote and dispose of 147,143 shares of Common Stock, representing approximately 1.1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 69,885 shares of Common Stock, representing approximately 0.5% of the outstanding shares of Common Stock.

     T-E has sole power to vote and dispose of 50,084 shares of Common Stock, representing approximately 0.4% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 166,944 shares of Common Stock, representing approximately 1.3% of the outstanding shares of Common Stock.

     Foreign has sole power to vote and dispose of 19,801 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 197,227 shares of Common Stock, representing approximately 1.5% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Sandler Investment Partners may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

                                  - 24 of 32 -

     By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, ACLR Corp. may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     By virtue of being a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

                                  - 25 of 32 -

     By virtue of being a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and dispose of 217,028 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

     (c) The following is a description of all transactions in the shares of Common Stock by the persons identified in Item 2 of this Schedule 13D effected from September 27, 1998 through November 27, 1998, inclusive:

                                                                                   Number of Shares
                                                               Date of              of Common Stock         Purchase or Sale
Name of Shareholder                                       Purchase of Sale        Purchased (or Sold)        Price Per Share
-------------------                                       ----------------        -------------------        ---------------
21st Century Communications Partners, L.P.                    11/27/98                 (67,803)                  $5.901
21st Century Communications T-E Partners, L.P.                11/27/98                 (23,069)                  $5.901
21st Century Communications Foreign Partners, L.P.            11/27/98                  (9,128)                  $5.901

     On November 30, 1998, the reporting persons sold in the aggregate, 217,028 shares of the Common Stock of the Issuer.

     (d) No person other than the reporting persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Common Stock.

     (e) As a result of the Issuer issuing additional securities prior to November 27, 1998, and the reporting persons' selling securities on November 27, 1998, the reporting persons ceased to be the beneficial owners of more than five (5%) percent of the Common Stock on or before November 27, 1998.

ITEM 6.  Contract, Agreement, Understandings or
                  Relationships with Respect to Securities of the Issuer.

                  Not Applicable.

ITEM 7.  Material to be Filed as Exhibits.

                  Exhibit A - Agreement effective as of November 27, 1998, among the reporting persons by which they have agreed to file this
                  Schedule 13D and all necessary amendments, as required by Rule 13(d)-1(f).


                                  - 26 of 32 -

                                   SIGNATURES

          After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this
Schedule is true, complete and correct.

Dated: January 7, 1999

                       21ST CENTURY COMMUNICATIONS PARTNERS, L.P.
                       By:      Sandler Investment Partners, L.P., General
                                Partner
                       By:      Sandler Capital Management, General Partner
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.
                       By:      Sandler Investment Partners, L.P., General
                                Partner
                       By:      Sandler Capital Management, General Partner
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:   Edward Grinacoff
                                Title:  Secretary and Treasurer

                       21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.
                       By:      Sandler Investment Partners, L.P., General
                                Partner
                       By:      Sandler Capital Management, General Partner
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer



                                  - 27 of 32 -

                       SANDLER INVESTMENT PARTNERS, L.P.
                       By:      Sandler Capital Management, General Partner
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       SANDLER CAPITAL MANAGEMENT
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       ARH CORP.

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       ALCR CORP.

                       By:      Moira Mitchell
                                --------------------------------
                                Name:    Moira Mitchell
                                Title:   Secretary and Treasurer

                       MJDM CORP.

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   President and Treasurer

                       FOUR JK CORP.

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   President



                                  - 28 of 32 -

                                Harvey Sandler
                                --------------------------------
                                Harvey Sandler

                                Andrew Sandler
                                --------------------------------
                                Andrew Sandler

                                Michael Marocco
                                --------------------------------
                                Michael Marocco

                                John Kornreich
                                --------------------------------
                                John Kornreich

                                Irwin Lieber
                                --------------------------------
                                Irwin Lieber

                                Barry Rubenstein
                                --------------------------------
                                Barry Rubenstein

                                Barry Fingerhut
                                --------------------------------
                                Barry Fingerhut

                       INFOMEDIA ASSOCIATES, LTD.

                       By:      Barry Rubenstein
                                --------------------------------
                                Barry Rubenstein, President


                                  - 29 of 32 -

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, 0.001 par value per share, of CONNECT, INC. and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.
         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 27th day of November, 1998.

                           21ST CENTURY COMMUNICATIONS PARTNERS, L.P.
                           By:      Sandler Investment Partners, L.P., General
                                    Partner
                           By:      Sandler Capital Management, General Partner
                           By:      ARH Corp., General Partner

                           By:      Edward Grinacoff
                                    --------------------------------
                                    Name:    Edward Grinacoff
                                    Title:   Secretary and Treasurer

                           21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.
                           By:      Sandler Investment Partners, L.P., General
                                    Partner
                           By:      Sandler Capital Management, General Partner
                           By:      ARH Corp., General Partner

                           By:      Edward Grinacoff
                                    --------------------------------
                                    Name:    Edward Grinacoff
                                    Title:   Secretary and Treasurer

                           21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.
                           By:      Sandler Investment Partners, L.P., General
                                    Partner
                           By:      Sandler Capital Management, General Partner
                           By:      ARH Corp., General Partner

                           By:      Edward Grinacoff
                                    --------------------------------
                                    Name:    Edward Grinacoff
                                    Title:   Secretary and Treasurer


                                  - 30 of 32 -

                       SANDLER INVESTMENT PARTNERS, L.P.
                       By:      Sandler Capital Management, General Partner
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       SANDLER CAPITAL MANAGEMENT
                       By:      ARH Corp., General Partner

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       ARH CORP.

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   Secretary and Treasurer

                       ALCR CORP.

                       By:      Moira Mitchell
                                --------------------------------
                                Name:    Moira Mitchell
                                Title:   Secretary and Treasurer

                       MJDM CORP.

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   President and Treasurer

                       FOUR JK CORP.

                       By:      Edward Grinacoff
                                --------------------------------
                                Name:    Edward Grinacoff
                                Title:   President



                                  - 31 of 32 -

                                Harvey Sandler
                                --------------------------------
                                Harvey Sandler

                                Andrew Sandler
                                --------------------------------
                                Andrew Sandler

                                Michael Marocco
                                --------------------------------
                                Michael Marocco

                                John Kornreich
                                --------------------------------
                                John Kornreich

                                Irwin Lieber
                                --------------------------------
                                Irwin Lieber

                                Barry Rubenstein
                                --------------------------------
                                Barry Rubenstein

                                Barry Fingerhut
                                --------------------------------
                                Barry Fingerhut

                       INFOMEDIA ASSOCIATES, LTD.

                       By:      Barry Rubenstein
                                --------------------------------
                                Barry Rubenstein, President



                                  - 32 of 32 -